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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                    FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (date of earliest event reported) January 18, 1999.

                           Broughton Foods Company
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             (Exact name of registrant as specified in its charter)

     Ohio                                 0-23429               31-4135-025
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(State or other juris-            (Commission File No.)  (IRS Employer Identi-
diction of corporation)                                      fication No.)


210 N. Seventh Street
P.O. Box 656
Marietta, Ohio                                                    45750-0656
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(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code              (740) 373-4121
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                                   Not Applicable
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         (Former name or former address, if changes since last report)
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                    INFORMATION TO BE INCLUDED IN THE REPORT



Item 2.  Acquisition or Disposition of Assets

   On September 11, 1998, Broughton Foods Company ("Broughton"), an Ohio corporation, announced that it had executed an Agreement and Plan of Merger with Suiza Foods Corporation ("Suiza") a Delaware corporation and Suiza Foods Acquisition Corp. ("Merger Sub"), an Ohio corporation and wholly owned subsidiary of Suiza dated September 10, 1998 (the "Agreement"), providing for the merger of Broughton with Merger Sub, with each Broughton share being exchanged for the sum of Nineteen Dollars ($19.00) cash. Consummation of the merger is conditioned upon expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and satisfaction of other conditions contained in the Agreement. Upon consummation of such merger, Broughton will become a wholly-owned subsidiary of Suiza. On September 10, 1998, 5,774,335 shares of Broughton common stock were issued and outstanding. The Agreement was approved by Broughton shareholders at a special meeting held on December 4, 1998.

   On January 18, 1999 Broughton announced that Suiza and Broughton had executed an amendment to the Agreement.

   The amended Agreement, dated January 18, 1999, extends from December 31, 1998 to April 15, 1999 the date on which either party may terminate the amended Agreement if the merger has not been





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completed on such date.  A related Stock Purchase Agreement dated January 18,
1999 between Suiza, Broughton and 8 shareholders of Broughton provides that at completion of the merger, those shareholders will sell Two Million (2,000,000) Broughton shares to Suiza, and will receive, in lieu of the $19.00 per share cash merger consideration, the cash sum of $10.00 per Broughton share, without interest, plus the right to receive up to an additional $9.00 per share if certain earnings and performance goals are met between the date of the merger and March 31, 2000. The 8 shareholders, all of whom are either Broughton directors or related parties, proposed this arrangement in response to Suiza's concern with Broughton's financial performance since the September 11, 1998 announcement of the proposed merger, in an effort to ensure performance and consummation of the Agreement and Plan of Merger by Suiza.

   Consummation of the merger is conditioned upon satisfaction of all other conditions contained in the Agreement and Plan of Merger, as amended, including expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The statutory waiting period under such act will not expire for a period of twenty days after the Department of Justice's receipt of all information it has requested. Suiza and Broughton are in the process of responding to the Department of Justice's information request.





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   Subject to expiration or termination of the applicable antitrust waiting period, and satisfaction of all other conditions contained in the Agreement and Plan of Merger, as amended, and the Stock Purchase Agreement, the parties have agreed to complete the merger on March 31, 1999.





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Item 7.  Financial Statements and Exhibits

   (c)   Exhibits

   The exhibits listed on the Exhibit Index on page 4 of this Form 8-K are filed herewith.

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  BROUGHTON FOODS COMPANY
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                                             (Registrant)



                          /s/ Todd R. Fry
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Date: January 18, 1999    Todd R. Fry, Chief Financial Officer





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                                 EXHIBIT INDEX

2.1      Press Release dated January 18, 1999.

2.2 Amendment No. 1 to Agreement and Plan of Merger dated September 10, 1998 by and among Suiza Foods Corporation, Suiza Foods Acquisition Corp. and Broughton Foods Company, dated as of January 18, 1999.

2.3 Stock Purchase Agreement dated as of January 18, 1999 by and among Suiza Foods Corporation, Broughton Foods Company and certain stockholders of Broughton Foods Company.





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